Wellesley Bancorp, Inc. Reports Record Earnings for Full-Year 2016

WELLESLEY, Mass., Jan. 26, 2017 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank"), reported net income of $722 thousand and $2.9 million for the quarter and year ended December 31, 2016, respectively. These results compare to net income of $905 thousand and $2.6 million for the quarter and year ended December 31, 2015, respectively. The results for the year ended December 31, 2016 represent an increase of 10.8%, as compared to prior year end. Diluted earnings per share were $0.30 and $1.24 for the quarter and year ended December 31, 2016, respectively. For the quarter and year ended December 31, 2015, diluted earnings per share were $0.39 and $1.14, respectively. Total assets were $695.3 million at December 31, 2016, an increase of $74.1 million, or 11.9%, from December 31, 2015 as gross loans increased $69.1 million, funded largely by an increase in deposits of $59.1 million.

Thomas J. Fontaine, President and Chief Executive Officer, said, "We are pleased with our performance in 2016. Past investments are reaping rewards in the form of strong growth in loans, core deposits, and wealth management fees."

Year to Date Earnings

Net income for the year ended December 31, 2016 increased $287 thousand compared to the year ended December 31, 2015 due to increased net interest income and noninterest income, partially offset by higher noninterest expenses. Net interest income increased $1.5 million or 8.2%, to $19.9 million for the year ended December 31, 2016, as compared to $18.4 million in the 2015 period. The increase was largely due to increased loan income resulting from growth in our portfolio. Our earning asset yield remained stable at 3.95% for the year ended December 31, 2016 as compared to the 2015 period. Deposit and borrowing costs increased 15 basis points to 0.96% in the current period from 0.81% for the 2015 period, primarily due to the expense of the subordinated debt issued late in 2015. Our net interest margin was 3.17% for the 2016 period, compared to 3.31% for the 2015 period. Noninterest income totaled $1.7 million, an increase of $484 thousand, as income from wealth management fees in 2016 increased $466 thousand compared to 2015 due to an increase in assets under management. For the year ended December 31, 2016, noninterest expenses increased $1.6 million to $16.4 million, as compared to $14.8 million in 2015. Salaries and employee benefits were $9.7 million for the year ended December 31, 2016, as compared to $8.8 million in 2015. Salaries accounted for $218 thousand of the increase, primarily due to the spring opening of the Newton Centre office. The remainder of the salaries and benefits increase is due to incentives, health insurance, and other employee benefits. Occupancy and equipment expense increased $269 thousand to $3.0 million for the year ended December 31, 2016, mainly due to the Newton Centre facility. Other expense increased $209 thousand driven by growing business volume, e.g., data processing which increased $121 thousand, and consulting fees associated with several senior management searches.

Fourth Quarter Earnings

Net income decreased $183 thousand, or 20.2%, for the quarter ended December 31, 2016 compared to the quarter ended December 31, 2015. Pre-tax income fell by $288 thousand. There are three events that caused a $346 thousand decrease in pre-tax income. First, for liquidity and loan concentration management, the Bank sold $20 million of 7/3 adjustable rate mortgage loans from its portfolio in December 2015 with net gains of $116 thousand, which did not recur in 2016. Second, the Company issued $10 million of subordinated debt in late December 2015. As a result, interest expense was $136 thousand higher in the 2016 fourth quarter. Third, the opening of the Newton Centre branch in early 2016 added an additional $94 thousand to the expenses for the quarter ended December 31, 2016 compared to the prior year quarter.

Net interest income increased $186 thousand, or 3.8%, to $5.1 million for the quarter ended December 31, 2016, as compared to the quarter ended December 31, 2015. This increase was driven primarily by the growth of our loan portfolio, partially offset by higher interest expense from the increase in deposits, borrowings, and subordinated debt. The yield on earning assets for the fourth quarter 2016 was 3.88%, a decrease of 14 basis points from the comparable quarter in 2015. Deposit and borrowing costs were 0.95% for the fourth quarter 2016, compared to 0.87% for the fourth quarter 2015 as we absorbed the cost of the subordinated debentures issued in December 2015. The net interest margin was 3.11% for the 2016 quarter, compared to 3.31% for the 2015 quarter, reflecting the decrease in earning asset yields and the increase in deposit and borrowing costs between the two periods. Noninterest income totaled $440 thousand for the quarter ended December 31, 2016, an increase of $8 thousand, or 1.9%, compared to the prior year period. Wealth management fees increased $96 thousand compared to the quarter ended December 31, 2015, primarily due to an increase in assets under management, partially offset by a $75 thousand decrease in mortgage banking activity primarily related to the portfolio mortgage sale in 2015 that did not recur in 2016. Total noninterest expenses increased $532 thousand to $4.3 million for the quarter ended December 31, 2016. Salaries and employee benefits increased $414 thousand from the prior period due to the opening of Newton Centre, other staff additions in the second half of 2016, and an increase in incentives and benefits. Occupancy and equipment costs increased $47 thousand from the prior year period primarily due to the Newton Centre office. FDIC deposit insurance costs increased $30 thousand as assessment rates increased as compared to the prior period.

Balance Sheet Growth

Total assets were $695.3 million at December 31, 2016, representing an increase of $74.1 million compared to $621.2 million at December 31, 2015. The increase was primarily related to growth in the loan portfolio and an increase in the level of securities available for sale. On the liability side, deposits increased $59.1 million, and long-term debt and short-term borrowings increased $11.4 million, as compared to December 31, 2015.

Gross loans totaled $581.6 million at December 31, 2016, an increase of $69.1 million, as compared to December 31, 2015. Our portfolios of commercial real estate and commercial and industrial loans increased $18.0 million and $25.7 million, respectively, as we focus on growing those components of our portfolio. Construction loans increased $15.5 million to $110.4 million at December 31, 2016, compared to $94.9 million at December 31, 2015. Residential mortgage loans increased $11.5 million to $268.1 million at December 31, 2016, due to growth in our adjustable-rate mortgage portfolio. Securities available for sale increased $2.2 million as excess liquidity during the period was reinvested.

Deposits increased $59.1 million to $522.8 million at December 31, 2016. The increase was primarily attributable to increases in non-interest bearing DDA accounts by $30.3 million, NOW accounts by $3.5 million, money market accounts by $16.3 million, as well as certificate of deposits by $12.3 million, when compared to December 31, 2015 balances. We have emphasized commercial deposit accounts in our business development efforts which contributed to much of the deposit growth during the quarter. Long-term debt and short-term borrowings, consisting entirely of advances from the FHLB, increased $11.4 million as compared to December 31, 2015.

Stockholders' equity increased $3.0 million to $55.2 million, primarily due to earnings and the impact of stock compensation plans during the period. At December 31, 2016, the Company's ratio of stockholders' equity to total assets was 7.94%, compared to 8.40% at December 31, 2015.

About Wellesley Bancorp

Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides comprehensive premier banking and wealth management services to successful individuals, families, businesses and nonprofit organizations. The Company's teams of highly experienced and knowledgeable bankers provide exceptional personalized services to its clients. Wellesley Bank has been serving the greater Boston area for over 100 years. With the newest location in Newton Centre, the Bank has six banking offices and a wholly-owned wealth management company.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Statements of Net Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Interest and dividend income:
Interest and fees on loans	$ 5,929	$ 5,633	$ 22,938	$ 20,793
Other interest and dividend income	480	372	1,866	1,292
Total interest and dividend income	6,409	6,005	24,804	22,085
Interest expense	1,273	1,055	4,899	3,690

Net interest income	5,136	4,950	19,905	18,395
Provision for loan losses	125	175	437	475

Net interest income, after provision for loan losses	5,011	4,775	19,468	17,920

Total noninterest income	440	432	1,710	1,226

Noninterest expenses:
Salaries and employee benefits	2,572	2,158	9,691	8,747
Occupancy and equipment	747	700	2,986	2,717
Professional fees	171	191	884	747
Other general and administrative	780	689	2,843	2,634
Total noninterest expenses	4,270	3,738	16,404	14,845

Income before income taxes	1,181	1,469	4,774	4,301
Provision for income taxes	459	564	1,838	1,652

Net income	$ 722	$ 905	$ 2,936	$ 2,649

Other Data:
Return on average assets (1)	0.42%	0.59%	0.45%	0.46%
Return on average equity (1)	5.13%	6.85%	5.37%	5.21%
Net interest margin (1)	3.11%	3.31%	3.17%	3.31%
Earnings per common share:
Basic	$0.31	$0.39	$1.26	$1.14
Diluted	$0.30	$0.39	$1.24	$1.14
Weighted average shares outstanding:
Basic	2,356,863	2,315,777	2,329,645	2,311,364
Diluted	2,416,547	2,337,379	2,367,038	2,328,936
Stockholders' equity to total assets at end of period	7.94%	8.40%	7.94%	8.40%
Book value per common share at end of period	$22.22	$21.19	$22.22	$21.19
Nonperforming loans to total loans at end of period	0.10%	0.29%	0.10%	0.29%

(1) Annualized for the three month periods

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$ 28,425	$ 28,178
Certificates of deposit	100	100

Securities available for sale, at fair value	64,648	62,434
Federal Home Loan Bank of Boston stock, at cost	5,758	5,524
Loans held for sale	1,454	1,131

Loans	581,563	512,419
Less allowance for loan losses	(5,432)	(5,112)
Loans, net	576,131	507,307

Bank-owned life insurance	7,303	7,073
Premises and equipment, net	3,876	3,468
Other assets	7,588	5,967

Total assets	$695,283	$621,182

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$ 94,946	$ 64,638
Interest-bearing	427,864	399,100
	522,810	463,738

Short-term borrowings	21,250	20,000
Long-term debt	83,020	72,860
Subordinated debt	9,769	9,734
Accrued expenses and other liabilities	3,220	2,672
Total liabilities	640,069	569,004

Stockholders' equity	55,214	52,178

Total liabilities and stockholders' equity	$695,283	$621,182

CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550